Exhibit 99.1


Press Release                     Source: Defense Industries International, Inc.

Defense Industries Announces Reason for Delay in 10-Q Filing

On Thursday June 4, 2009, 1:26 pm EDT

ASHKELON, Israel--(BUSINESS WIRE)--Defense Industries International, Inc. (OTCBB:DFNS - News), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, announced that the Company has been unable to file its quarterly report on Form 10-Q for the period ended March 31, 2009 on a timely basis because of the additional time required to generate and have its auditors review its financial statements, which include the results of a new business activity.

As a result of the Company's acquisition of a new business activity at the end of 2008, it was required to apply for the first time the new accounting standards of SFAS No. 141R, "Business Combinations," and FASB SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - an amendment to ARB No. 51." SFAS 141R and SFAS 160 require most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at "full fair value" and require non-controlling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with non-controlling interest holders. The implementation of these newly adopted standards is taking longer than initially expected. The Company hopes to file its quarterly report shortly.

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries' main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company's manufacturing facilities meet American EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company's web site at www.defense-industries.com.


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Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact:

Defense Industries International, Inc.
Investor Relations
Ayelet Shaked Shiloni, 1-866-44-786-33
ayeletshi@yahoo.com